Exhibit 12.2


DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                    SIX MONTHS                    YEAR ENDED DECEMBER 31,
                                                  ENDED JUNE 30,                  -----------------------
                                                       2001        2000        1999        1998        1997        1996
                                                       ----        ----        ----        ----        ----        ----
Earnings:
---------

Income from continuing operations before
 income taxes                                        $138,955    $273,429    $322,582    $256,305    $147,682    $111,914

Interest expense (excluding capitalized interest)       2,230      10,837       7,620       8,040       7,289       9,406

Portion of rent expense under long-term operating
 leases representative of an interest factor            1,485       3,520       7,728       8,859       8,732       9,365

Amortization of debt expense                               94         464         263         122         122         121
                                                     --------    --------    --------    --------    --------    --------

TOTAL EARNINGS                                       $142,764    $288,250    $338,193    $273,326    $163,825    $130,806


Fixed charges:
--------------

Interest expense (including capitalized interest)    $  2,230    $ 10,837    $  8,693    $  9,431    $  8,209    $ 10,735

Portion of rent expense under long-term operating
 leases representative of an interest factor            1,485       3,520       7,728       8,859       8,732       9,365

Amortization of debt expense                               94         464         263         122         122         121
                                                     --------    --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                                  $  3,809    $ 14,821    $ 16,684    $ 18,412    $ 17,063    $ 20,221


RATIO OF EARNINGS TO FIXED CHARGES                       37.5        19.4        20.3        14.8         9.6         6.5
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